                                                                Item 14 (10) (F)

                                                                  EXECUTION COPY

                             SHAREHOLDERS AGREEMENT

                           DATED AS OF APRIL 25, 1994

                                      Among

                               CULBRO CORPORATION

                              MS DISTRIBUTION, INC.

                                       and

                              THE ELI WITT COMPANY

                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .   1

   SECTION 1.1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.    RIGHTS AND OBLIGATIONS WITH
                  RESPECT TO TRANSFER. . . . . . . . . . . . . . . . . . . .   7

   SECTION 2.1.   General Restrictions . . . . . . . . . . . . . . . . . . .   7
   SECTION 2.2.   Legends. . . . . . . . . . . . . . . . . . . . . . . . . .   8
   SECTION 2.3.   Tag-along Rights . . . . . . . . . . . . . . . . . . . . .   9
   SECTION 2.4.   Rights to Compel Sale. . . . . . . . . . . . . . . . . . .  11
   SECTION 2.5.   Rights of First Offer. . . . . . . . . . . . . . . . . . .  13
   SECTION 2.6.   Improper Transfer. . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III.   REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . .  15

   SECTION 3.1.   Demand Registration. . . . . . . . . . . . . . . . . . . .  15
   SECTION 3.2.   Incidental Registration. . . . . . . . . . . . . . . . . .  18
   SECTION 3.3.   Holdback Agreements. . . . . . . . . . . . . . . . . . . .  19
   SECTION 3.4.   Registration Procedures. . . . . . . . . . . . . . . . . .  20
   SECTION 3.5.   Indemnification by the Issuer. . . . . . . . . . . . . . .  23
   SECTION 3.6.   Indemnification by Holders
                     of Registrable Securities . . . . . . . . . . . . . . .  24
   SECTION 3.7.   Conduct of Indemnification Proceedings . . . . . . . . . .  24
   SECTION 3.8.   Contribution . . . . . . . . . . . . . . . . . . . . . . .  25
   SECTION 3.9.   Participation in Public Offering . . . . . . . . . . . . .  26
   SECTION 3.10.  Rule 144 Reporting . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IV.    CORPORATE GOVERNANCE; COVENANTS . . . . . . . . . . . . . . .  27

   SECTION 4.1.   Designation of Directors;
                     Corporate Action. . . . . . . . . . . . . . . . . . . .  27
   SECTION 4.2.   Actions Requiring Consent of MSD . . . . . . . . . . . . .  28
   SECTION 4.3.   Certain Agreements . . . . . . . . . . . . . . . . . . . .  32
   SECTION 4.4.   Exchange of Culbro Note;
                     Series B Redemption . . . . . . . . . . . . . . . . . .  33

                                                                            PAGE

ARTICLE V.     REPRESENTATIONS AND WARRANTIES
                  OF CULBRO AND THE ISSUER . . . . . . . . . . . . . . . . .  34

   SECTION 5.1.   Corporate Existence and Power. . . . . . . . . . . . . . .  34
   SECTION 5.2.   Corporate Authorization. . . . . . . . . . . . . . . . . .  34
   SECTION 5.3.   Governmental Authorization . . . . . . . . . . . . . . . .  34
   SECTION 5.4.   Non-Contravention. . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI.    REPRESENTATIONS AND
                  WARRANTIES OF MSD. . . . . . . . . . . . . . . . . . . . .  35

   SECTION 6.1.   Corporate Existence and Power. . . . . . . . . . . . . . .  35
   SECTION 6.2.   Corporate Authorization. . . . . . . . . . . . . . . . . .  35
   SECTION 6.3.   Governmental Authorization . . . . . . . . . . . . . . . .  35
   SECTION 6.4.   Non-Contravention. . . . . . . . . . . . . . . . . . . . .  36

ARTICLE VII.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  36

   SECTION 7.1.   Headings . . . . . . . . . . . . . . . . . . . . . . . . .  36
   SECTION 7.2.   No Inconsistent Agreements . . . . . . . . . . . . . . . .  36
   SECTION 7.3.   Frustration of Purpose;
                     Administration of Agreement . . . . . . . . . . . . . .  36
   SECTION 7.4.   Entire Agreement . . . . . . . . . . . . . . . . . . . . .  36
   SECTION 7.5.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 7.6.   Applicable Law . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 7.7.   Severability . . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 7.8.   Agreement to be Bound. . . . . . . . . . . . . . . . . . .  37
   SECTION 7.9.   Termination. . . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 7.10.  Survival of Provisions . . . . . . . . . . . . . . . . . .  38
   SECTION 7.11.  Successors, Assigns, Transferees . . . . . . . . . . . . .  38
   SECTION 7.12.  Amendments; Waivers. . . . . . . . . . . . . . . . . . . .  38
   SECTION 7.13.  Counterparts . . . . . . . . . . . . . . . . . . . . . . .  38
   SECTION 7.14.  Recapitalization, etc. . . . . . . . . . . . . . . . . . .  38
   SECTION 7.15.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . .  39

EXHIBIT A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

                             SHAREHOLDERS AGREEMENT

          SHAREHOLDERS AGREEMENT dated as of April 25, 1994 among The Eli Witt Company, a Delaware corporation (the "Issuer"), Culbro Corporation, a New York corporation ("Culbro"), and MS Distribution, Inc., a Delaware corporation ("MSD"). Each of the parties to this Agreement (other than the Issuer) and any other Person who, pursuant to the terms hereof, shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a "Holder".

          Culbro and MSD and the Issuer and MSD have entered into Securities Purchase Agreements, each dated as of April 18, 1994 (together, the "Securities Purchase Agreement") pursuant to which MSD purchased, among other things, Common Shares (as defined below) from Culbro and the Subordinated Note (as defined below) from the Issuer.

          The Issuer and NCC L.P. have entered into an Asset Purchase Agreement dated as of April 18, 1994 (the "Asset Purchase Agreement") pursuant to which NCC L. P. acquired Common Shares, which it distributed to MSD in partial redemption of its limited partnership interest.

          The parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Securities and to provide for certain rights and obligations relating to the capital stock of the Issuer and certain matters relating to the conduct of the business and the affairs of the Issuer following the date hereof.

          Accordingly, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

          SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

          "ACCRUED DIVIDEND AMOUNT" means the amount of dividends on the Series B Preferred accrued from the date of issuance to the date of this Agreement (whether or not paid).

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

          "ANCILLARY AGREEMENTS" has the meaning set forth in the Asset Purchase Agreement.

          "BOARD OF DIRECTORS" means the Board of Directors of the Issuer.

          "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

          "BUYER'S NOTICE" has the meaning set forth in Section 2.5.

          "CHEMICAL BANK AGREEMENT" has the meaning set forth in the Asset Purchase Agreement.

          "CLASS C COMMON STOCK" means the Class C common stock, par value $0.01 per share, of the Issuer.

          "COMMISSION" means the Securities and Exchange Commission and any successor commission or agency having similar powers.

          "COMMON SHARES" means shares of common stock, par value $0.01 per share, of the Issuer.

          "COMPELLED SALE NOTICE" has the meaning set forth in Section 2.4(b).

          "COMPELLED SALE OFFER" has the meaning set forth in Section 2.4(a).

          "COMPELLED SALE PURCHASE" has the meaning set forth in Section 2.4(a).

          "CULBRO CHANGE OF CONTROL" means the acquisition by any Person or "group", within the meaning of Section 13(d) (3) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding capital stock of Culbro or 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Culbro, other than any such acquisition by any such Person or "group" comprised solely of Edgar M. Cullman, Edgar M. Cullman, Jr., John L. Ernst, Frederick M. Danziger, the members of their families, trusts for their benefit or partnerships in which they own substantial interests.

          "CULBRO NOTE" has the meaning set forth in the Securities Purchase Agreement of Culbro.

          "CULBRO PERCENTAGE" means, as of any date, (A) the difference of (i) the Accrued Dividend Amount and (ii) an amount equal to dividends on the Series B Preferred received by Culbro on or prior to such date (which shall not be less than zero), DIVIDED BY (B) the sum of (i) the amount of dividends on the Series B Preferred accrued from the date of issuance and unpaid immediately prior to the date of determination and (ii) the Designated Amount.

          "DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others guaranteed by such Person.

          "DESIGNATED AMOUNT" means (i) as of any date on or prior to the third anniversary of the date hereof, an amount equal to the sum of (x) $12 million and (y) the product of $1 million times .00274N (where "N" is the number of days elapsed from the date hereof) and (ii) as of any date following the third anniversary of the date hereof, $15 million.

          "DESIGNATED EXCHANGE" means an exchange of the Culbro Note pursuant to
Section 3(b) (iii) thereof as a result of the occurrence of an event referred to in clauses (ii) through (vii) of the definition of "Accelerated Exchange Event" contained therein.

          "DISADVANTAGEOUS CONDITION" has the meaning set forth in Section
3.1(y).

          "DULY ENDORSED" means duly endorsed in blank by the Person or Persons in whose name a stock certificate is registered or accompanied by a duly executed stock assignment separate from the certificate.

          "EW JUNIOR PREFERRED STOCK" has the meaning set forth in the Securities Purchase Agreement.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FIRST OFFER PRICE" has the meaning set forth in Section 2.5.

          "FULLY DILUTED" means, with respect to the Common Shares or Registrable Securities, all outstanding Common Shares or outstanding shares of Registrable Securities, respectively, and all of the Common Shares or Registrable Securities, as the case may be, issuable upon exercise of any then outstanding options (whether vested or not vested), warrants, convertible or exchangeable securities or other similar instruments or rights.

          "INDEMNIFYING PARTY" has the meaning set forth in Section 3.7.

          "INSPECTORS" has the meaning set forth in Section 3.4(g).

          "MATERIAL ADVERSE EFFECT" shall, with respect to the Issuer and Culbro, have the meaning set forth in the Securities Purchase Agreement and, with respect to MSD, shall mean a material adverse effect on the business, operations or financial condition of MSD.

          "MAXIMUM OFFERING SIZE" has the meaning set forth in Section 3.1(f).

          "MORTGAGE" means, together, the Mortgage and Security Agreement made February 19, 1993 between the Issuer and Culbro and the Note referred to therein, each as amended from time to time.

          "MSLEF" means The Morgan Stanley Leveraged Equity Fund II, L.P.

          "MSLEF CONSENTING DIRECTOR" has the meaning set forth in Section 4.1.

          "MSLEF DIRECTORS" has the meaning set forth in Section 4.1.

          "MSLEF SIDELETTER" has the meaning set forth in the Securities Purchase Agreement.

          "NASD" means the National Association of Securities Dealers, Inc.

          "PERMITTED TRANSFEREE" means (i) an Affiliate of MSD and (ii) a limited partner, general partner or director of MSD or any such Affiliate.

          "PERSON" means an individual, partnership, corporation, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "PRIORITY SECURITIES" has the meaning set forth in Section 3.2.

          "PUBLIC OFFERING" means any underwritten public offering of equity securities (or securities convertible into equity securities) of the Issuer pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form.

          "RECORDS" has the meaning set forth in Section 3.4(g).

          "REGISTRABLE SECURITIES" means any Common Shares acquired by the Holders; PROVIDED that such Common Shares shall cease to be Registrable Securities if and when (i) a registration statement with respect to the disposition of such Common Shares shall have become effective under the Securities Act and such Common Shares shall have been disposed of pursuant to such effective registration statement, (ii) such Common Shares shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met,
(iii) such Common Shares shall have been otherwise transferred, if new certificates or other evidences of ownership for such Common Shares not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Issuer, and subsequent disposition of such Common Shares shall not require registration or qualification of such Common Shares under the Securities Act, or (iv) such Common Shares shall have ceased to be outstanding.


          "REGISTRATION EXPENSES" means all (i) registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of the Issuer (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (v) fees and disbursements of counsel for the Issuer, (vi) customary fees and expenses for independent certified public accountants retained by the Issuer (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), (vii) fees and expenses of any special experts retained by the Issuer in connection with such registration, (viii) reasonable fees and expenses of one separate firm of attorneys (in addition to any local counsel) for the Holders (which counsel shall be selected by the Selling Investor and shall be reasonably acceptable to the Issuer and any Holder selling securities constituting at least 30% of all securities to be included in such registration), (ix) fees and expenses of listing the Registrable Securities on a securities exchange and (x) any reasonable out-of-pocket expenses of the Holders (or the agents who manage their accounts), any transfer taxes and any fees and expenses of underwriter's counsel; but shall not include any underwriting fees or discounts or commissions attributable to the sale of Registrable Securities.

          "REMAINING HOLDERS" has the meaning set forth in Section 2.5.

          "SALE DATE" has the meaning set forth in Section 2.3.

          "SECURITIES" means the Common Shares held by any Holder, the Culbro Note, the Subordinated Note and the EW Junior Preferred Stock.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SECURITIES PURCHASE AGREEMENT" has the meaning set forth in the preamble hereto.

          "SELLER" has the meaning set forth in Section 2.5.

          "SELLER'S NOTICE" has the meaning set forth in Section 2.5.

          "SELLING INVESTOR" has the meaning set forth in Section 3.1.

          "SERIES A PREFERRED" means the Series A Preferred Stock, par value $0.01 per share, of the Issuer.

          "SERIES B PREFERRED" means the Series B Preferred Stock, par value $0.01 per share, of the Issuer.

          "SERIES B REDEMPTION EVENT" means the earliest to occur of the following:

          (i)  August 19, 1998;

         (ii)  the initial Public Offering;

        (iii)  a Culbro Change of Control;

         (iv) any person or group (other than Culbro) directly or indirectly acquires a majority of the Issuer's outstanding common stock or ordinary voting power;

          (v) if Culbro ceases to own a majority of the outstanding common stock or ordinary voting power of the Issuer; or

         (vi) individuals who constituted the Board of Directors as of January 1 of any year (as of any such January 1, the "Incumbent Directors"; such term to include all individuals who were members of such board as of such January 1, whether or not they were previously Incumbent Directors) cease for any reason to constitute at least a majority of the Board of Directors; PROVIDED that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination for election by stockholders, was recommended or approved unanimously by the Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

          "SUBORDINATED NOTE" has the meaning set forth in the Securities Purchase Agreement.

          "TAG-ALONG NOTICE" has the meaning set forth in Section 2.3.

          "TAG-ALONG NOTICE DATE" has the meaning set forth in Section 2.3.

          "TAG-ALONG NOTICE PERIOD" has the meaning set forth in Section 2.3.

          "TAG-ALONG OFFER" has the meaning set forth in Section 2.3.

          "TAG-ALONG OFFEREES" has the meaning set forth in Section 2.3.

          "TAG-ALONG PURCHASER" has the meaning set forth in Section 2.3.

          "TAG-ALONG RATIO" has the meaning set forth in Section 2.3.

          "THIRD PARTY" means a prospective purchaser for value in an arm's-length transaction from a Holder where such purchaser is not (i) the Issuer or
(ii) an Affiliate of such Holder.

                                   ARTICLE II.

                           RIGHTS AND OBLIGATIONS WITH
                               RESPECT TO TRANSFER

          SECTION 2.1. GENERAL RESTRICTIONS. (a) Subject to Section 2.1(b), each Holder may offer, sell, assign, transfer, grant a participation in or otherwise dispose of any Securities; PROVIDED that such offer, sale, assignment, transfer, participation or other disposition (i) is made in compliance with the Securities Act and any applicable state and foreign securities laws and (ii) is not made in violation of this Agreement. Notwithstanding anything herein to the contrary, no Holder may pledge or otherwise encumber or grant a security interest in any of its Securities.

          (b) Notwithstanding anything herein to the contrary, Culbro may not offer, sell, assign, transfer, grant a participation in, encumber or otherwise dispose of any Securities if such offer, sale, assignment, transfer, participation, encumbrance or other disposition would result in a redemption (in whole or in part) of the Series B Preferred Stock, the Culbro Note, the EW Junior Preferred Stock or the Series A Preferred Stock or in an exchange of the Culbro Note.

          (c) No Holder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Common Shares; nor shall any Holder enter into any agreement or arrangement of any kind with any Person with respect to the Common Shares inconsistent with the provisions of this Agreement, including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Common Shares, or act, for any reason, as a member of a group or in concert with any other Person in connection with the acquisition, disposition or voting of Common Shares in any manner which is inconsistent with the provisions of this Agreement.

          (d) Chemical Bank, or such other Person as the parties shall from time to time agree, is hereby appointed as the Issuer's transfer agent.

          (e) Notwithstanding anything herein or in the terms of the Culbro Note to the contrary, if, as a result of sales or transfers in part of the Culbro Note by MSD, the Culbro Note is held by more than 15 Persons at any time, MSD by notice to Culbro shall designate itself or a third party to act as agent for such Persons.

          SECTION 2.2. LEGENDS. (a) Each certificate evidencing outstanding Securities acquired by any Holder shall bear a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY ThIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ThE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE ThEREWITh. THE SECURITIES REPRESENTED BY ThIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTh IN THE SHAREHOLDERS AGREEMENT DATED AS OF APRIL 25, 1994, COPIES OF WHICH WILL BE FURNISHED BY ThE ELI WITT COMPANY AND ANY SUCCESSOR ThERETO UPON REQUEST AND WIThOUT CHARGE.

          (b) If any Common Shares shall cease to be Registrable Securities, the Issuer shall, upon the written request of the Holder thereof, issue to such Holder a new certificate evidencing such Common Shares without the first sentence of the legend required by Section 2.2(a) hereof endorsed thereon. If any Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Issuer shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Securities without the second sentence of the legend required by Section 2.2(a) hereof endorsed thereon.

          SECTION 2.3. TAG-ALONG RIGHTS. (a) Except as provided in Section 2.3(e), if any Holder proposes to sell or otherwise dispose of any of its Common Shares to any Third-Party (a "Tag-along Purchaser") pursuant to a bona fide offer to purchase, in one transaction or series of similar transactions (a "Tag-along Offer"), such Holder shall provide written notice (the "Tag-along Offer Notice") of such Tag-along Offer to the Issuer and the Issuer shall promptly provide written notice (the effective date of such notice being the "Tag-along Notice Date") of such Tag-along Offer to the other Holders and the holders of the Class C Common Stock (the "Tag-along Offerees") in the manner set forth in this Section 2.3. The Tag-along Offer Notice shall identify the Tag-along Purchaser, the Tag-along Ratio (as defined below), the consideration per Common Share and other material terms and conditions of the Tag-along Offer and, in the case of a Tag-along Offer in which the consideration payable for Common Shares consists in part or in whole of consideration other than cash, such information relating to such consideration as the Tag-along Offerees may reasonably request as being necessary for the Tag-along Offerees to evaluate such non-cash consideration, it being understood that such request shall not obligate such Holder to deliver any information to the Tag-along Offerees not provided to such Holder by the Tag-along Purchaser.

          The Tag-along Offerees shall have the right, exercisable as set forth below, to accept the Tag-along Offer for up to such number of their Common Shares determined pursuant to Section 2.3(b). The consideration per share paid to the Tag-along Offerees shall be not less than the highest price paid per share to such Holder, which shall include any payments to such Holder for an agreement not to compete or any consulting fees payable to such Holder (other than fees for actually anticipated future services); PROVIDED that in no event shall any reasonable and customary investment banking or investment advisory fees payable to such Holder or any of its Affiliates be included in the amount of consideration per Common Share. If any Tag-along Offeree desires to accept the Tag-along Offer, such Tag-along Offeree shall provide such Holder with written revocable notice (a "Tag-along Notice") (specifying the number of Common Shares which such Tag-along Offeree desires to sell) within 15 Business Days after the Tag-along Notice Date, and shall simultaneously provide a copy of such Tag-along Notice to the Issuer. Such Tag-along Notice may be withdrawn or modified at any time until the expiration of 20 Business Days after the Tag-along Notice Date (the "Tag-along Notice Period"). At the expiration of the Tag-along Notice Period, the most recent Tag-along Notice shall become irrevocable and binding, and shall constitute an irrevocable acceptance of the Tag-along Offer by such Tag-along Offeree for the Common Shares specified therein.

          As soon as practicable after the expiration of the Tag-along Notice Period, such Holder shall notify the Issuer and the accepting Tag-along Offerees of the number of Common Shares the Tag-along Offerees are obligated to sell or otherwise dispose of pursuant to the Tag-along Offer and Section 2.3(b). Such Holder shall notify the Issuer and the accepting Tag-along Offerees of the proposed date of any sale ("Sale Date") pursuant to this Section 2.3 no less than ten days prior to the Sale Date, and the accepting Tag-along Offerees shall deliver to such Holder the Duly Endorsed certificate or certificates representing the Common Shares to be sold or otherwise disposed of pursuant to such offer by the Tag-along Offerees, together with a limited power-of-attorney authorizing such Holder to sell or otherwise dispose of such Common Shares pursuant to the terms of the Tag-along Offer and all other documents required to be executed in connection with Tag-along Offer, no less than two days prior to the Sale Date.

          (b) (i) Each Tag-along Offeree shall have the right to sell, pursuant to the Tag-along Offer, a number of Common Shares up to the product of the total number of Common Shares offered to be sold by such Holder or offered to be purchased by the Tag-along Purchaser as set forth in such Tag-along Offer multiplied by a fraction (the "Tag-along Ratio"), the numerator of which shall be the total number of Fully-Diluted Common Shares owned by each Tag-along Offeree and the denominator of which shall be the sum of the total number of Fully-Diluted Common Shares owned by the Holders and the holders of the Class C Common Stock.

          (ii) In no event may any Tag-along Offeree sell pursuant to any given Tag-along Offer more than the total number of Common Shares specified in such Tag-along Offeree's Tag-along Notice applicable to such Tag-along Offer. Such Holder shall determine the aggregate number of Common Shares to be sold by the accepting Tag-along Offerees pursuant to any given Tag-along Offer. If at the termination of the Tag-along Notice Period any Tag-along Offeree shall not have accepted the Tag-along Offer, such Tag-along Offeree will be deemed to have waived any and all of its rights under this
     Section 2.3 with respect to the sale or other disposition of any of its Common Shares pursuant to such Tag-along Offer.

          (c) Such Holder shall have 90 days from the termination of the Tag-along Notice Period in which to consummate the sale contemplated by the Tag-along Offer to the Tag-along Purchaser at the price and on the terms contained in the Tag-along Offer Notice. In the case of a Tag-along Offer in which the consideration payable for Common Shares consists in part or in whole of consideration other than cash, any increase in the cash component of such Tag-along Offer shall constitute terms that are IPSO FACTO "more favorable" and thus require the provisions of 2.3(a) to again apply to such increased offer. If, at the end of such 90 day period, such Holder has not completed the sale contemplated by the Tag-along Offer Notice, all of the restrictions on sale or other disposition contained in this Agreement with respect to Common Shares owned by such Holder shall again be in effect.

          (d) Promptly after the consummation of the sale or other disposition of the Common Shares pursuant to the Tag-along Offer, such Holder shall notify the Tag-along Offerees thereof, shall remit to the Tag-along Offerees the total sales price specified in the Tag-along Offer Notice of the Common Shares of the Tag-along Offerees sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of such sale (including the time of completion) and the terms thereof as may be reasonably requested by the Tag-along Offerees.

          (e) The provisions of this Section 2.3 shall not apply to (i) any proposed sale of Common Shares by such Holder pursuant to a Public Offering or in compliance with Rule 144 under the Securities Act or (ii) one or more proposed sales by MSD or MSLEF of up to a number of Common Shares equal to the difference of (x) 400,000 Common Shares and (y) the number of Common Shares previously transferred pursuant to Section 2.5(f) (ii).

          (f) Notwithstanding anything contained in this Section 2.3, there shall be no liability on the part of such Holder to the Tag-along Offerees if the sale of Common Shares pursuant to Section 2.3(c) is not consummated for whatever reason. Whether to effect a sale of Common Shares pursuant to this
Section 2.3 by such Holder is in the sole and absolute discretion of such Holder.

          (g) No Tag-along Offeree may be required to make any representation or warranty in connection with the Tag-along Offer other than as to such Tag-along Offeree's ownership and authority to sell, free of liens, claims and encumbrances, the Common Shares proposed to be sold by it. Notwithstanding the foregoing, the Tag-along Offerees shall be required to bear their proportionate share up to but in no event in excess of the net proceeds received by the Tag-along Offerees for the Common Shares sold by them pursuant to such Tag-along Offer, of any escrows, holdbacks or adjustments in purchase price under the terms of the purchase agreement relating to such Tag-along Offer.

          SECTION 2.4.  RIGHTS TO COMPEL SALE.  (a) Except as provided in
Section 2.4(d) and subject to the provisions set forth in Article IIA, Section 7(a) of the certificate of incorporation of the Issuer, in the event a Culbro Change of Control has previously occurred, if MSD proposes to sell to any Person (the "Compelled Sale Purchaser") all or substantially all of the Common Shares held by it (the "Compelled Sale Offer"), then MSD shall have the right, exercisable as set forth below, to require Culbro to sell all, but not less than all, of the Common Shares then held by Culbro to the Compelled Sale Purchaser, for the same consideration per Common Share and otherwise on the same terms and conditions upon which MSD sells its Common Shares. If MSD elects to exercise its right to compel Culbro to sell Common Shares pursuant to this Section 2.4 in connection with any Tag-Along Offer, the provisions of this Section 2.4 shall apply in lieu of the provisions of Section 2.3.

          (b) If MSD elects to exercise its right to compel sale pursuant to this Section 2.4 it shall deliver written notice (a "COMPELLED SALE NOTICE") of any Compelled Sale Offer to Culbro and the Issuer, setting forth the consideration per Common Share and other terms thereof. Culbro shall deliver to MSD prior to the expiration of the 30-day period commencing on the date of the applicable Compelled Sale Notice, the certificate or certificates representing the number of Common Shares required to be sold by Culbro, Duly Endorsed, together with all other documents required to be executed by Culbro connection with such Compelled Sale Offer. If Culbro fails to deliver such certificates to MSD, the Issuer shall cause the books and records of the Issuer to show that such Common Shares are bound by the provisions of this Section 2.4 and that such Common Shares shall be transferred only to the Compelled Sale Purchaser upon surrender for transfer by Culbro.

          MSD shall have 90 days from the date of the Compelled Sale Notice to sell to the Compelled Sale Purchaser all the Common Shares subject to the Compelled Sale Offer. Promptly after completion of any such sale pursuant to this paragraph, MSD shall notify the Issuer and Culbro of such completion and shall furnish evidence of such sale (including time of completion) and of the terms thereof as the Issuer or Culbro may request. MSD shall also promptly remit to Culbro the proceeds of such sale attributable to the sale of Culbro's Common Shares. If any sale to a Compelled Sale Purchaser is not completed prior to the expiration of the 90-day period referred to in this paragraph, MSD may not consummate such sale and shall return to Culbro all certificates representing the Common Shares which Culbro previously delivered to MSD in connection with such Compelled Sale Offer.

          (c) Notwithstanding anything in this Section 2.4 to the contrary, there shall be no liability on the part of MSD to Culbro if any sale of Common Shares pursuant to this Section 2.4 is not consummated for whatever reason. It is understood that MSD, in its sole discretion, shall determine whether to effect a sale of Common Shares to any Person pursuant to this Section 2.4.

          (d) The provisions of this Section 2.4 shall not apply to any proposed sale by MSD of all of its Common Shares (i) to the Issuer, (ii) to a Permitted Transferee or (iii) pursuant to a Public Offering or in compliance with Rule 144 under the Securities Act.

          SECTION 2.5.  RIGHTS OF FIRST OFFER.  (a) Except as provided in
Section 2.5(f), if at any time any Holder desires to sell for value any Common Shares then owned by such Holder to any Third Party, such Holder shall first comply with the rights of first offer contained in this Section 2.5. Such Holder shall give written notice to the Issuer stating that such Holder desires to make such sale, the number of Common Shares proposed to be sold and the price per Common Share.

          For purposes of this Agreement, any notice stating a Holder's desire to sell Common Shares pursuant to this Section 2.5 is referred to as a "SELLER'S NOTICE"; the Common Shares covered by any Seller's Notice are referred to as the "OFFERED SHARES"; the Holder giving the Seller's Notice is sometimes referred to as the "SELLER"; the cash equivalent of the price per share which the Holder proposes to be paid therefor is referred to as the "FIRST OFFER PRICE"; and any notice given any Holder pursuant to which such Holder elects to purchase Offered Shares and that states (i) the maximum number of such Offered Shares that such Holder elects to purchase, (ii) that the election made in such notice is irrevocable and (iii) that such Holder shall purchase any number of Offered Shares up to such maximum number at the First Offer Price in cash is referred to as a "BUYER'S NOTICE". Each Seller's Notice shall constitute an irrevocable offer by the Seller to the remaining Holders (the "REMAINING HOLDERS") of the Offered Shares at the First Offer Price. The Issuer shall mail a copy of any Seller's Notice (together with a description of the offering procedures hereunder) to the Remaining Holders within 5 days of the receipt thereof.

          (b) Within 10 days after the date of mailing by the Issuer of the Seller's Notice, the Remaining Holders may elect to purchase Offered Shares at the First Offer Price in a Buyer's Notice to the Seller, with a copy to the Issuer. If the Remaining Holders fail to elect to purchase all of the Offered Shares within such 10 day period then the Seller (i) shall be under no obligation to sell any of the Offered Shares to the Remaining Holders, unless the Seller so elects, and (ii) may, within a period of three months from the date of the Seller's Notice, sell all or any Offered Shares to one or more Third Parties at a price per share not less than the First Offer Price and on other terms and conditions (including the form of consideration, which shall be the same) which are no more favorable to the purchaser than those set forth in the Seller's Notice.

          (c) In the event of an oversubscription to purchase Offered Shares in connection with notice given under Section 2.5(b) hereof, each Offeree which delivered a Buyer's Notice thereunder shall be permitted to purchase its pro rata share of the Offered Shares. Such pro rata share shall equal the product of (i) the fraction, the numerator of which shall be the number of Offered Shares such Offeree offered to purchase pursuant to its Buyer's Notice delivered under Section 2.5(b) and the denominator of which shall be the aggregate number of Offered Shares all Offerees offered to purchase under
Section 2.5(b), times (ii) the aggregate number of Offered Shares available to be purchased under Section 2.5(b).

          (d) If the Remaining Holders do not elect to purchase all the Offered Shares at the First Offer Price in cash and the Seller shall not have sold the Offered Shares to any Third Party prior to the expiration of the three month period specified in Section 2.5, then the rights of first offer under this
Section 2.5 shall again apply in connection with any subsequent sale or offer to sell by such Seller.

          (e) The closing of the purchases of Offered Shares by any Holder pursuant to this Section 2.5 shall take place on the fifth Business Day after the expiration of the time periods specified above. At such closing, such Holder shall deliver the appropriate amount by certified or bank check or by wire transfer in same day funds to the Seller against delivery of certificates representing the Offered Shares so purchased, Duly Endorsed.

          (f) Notwithstanding anything contained in this Section 2.5, the provisions of this Section 2.5 shall not apply to (i) any transfer of Common Shares made by a TagAlong Offeree pursuant to Section 2.3 or by Culbro pursuant to Section 2.4, (ii) transfers by MSD (together with its Permitted Transferees) of up to a number of Common Shares equal to the difference of (x) 400,000 Common Shares and (y) the number of Common Shares previously sold pursuant to Section 2.3(e) (ii) or (iii) transfers pursuant to a Public Offering or in compliance with Rule 144 under the Securities Act.

          SECTION 2.6. IMPROPER TRANSFER. (a) Any attempt to sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Common Shares not in compliance with this Agreement shall be null and void and neither the Issuer nor any transfer agent shall give any effect in the Issuer's stock records to such attempted sale, assignment, transfer, grant of a participation in, pledge or other disposition.

          (b) No Holder shall enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or reducing the value of the rights of any other Holder under this Agreement, and any such transaction shall be null and void and, to the extent that such transaction requires any action by the Issuer, it shall not be given effect in the Issuer's stock records or otherwise.

                                  ARTICLE III.

                               REGISTRATION RIGHTS

          SECTION 3.1.  DEMAND REGISTRATION.

          (a) REGISTRATION ON REQUEST OF HOLDERS. From and after the second anniversary of the Closing Date and for as long as any Holder owns Registrable Securities, any Holder (the "SELLING INVESTOR") may make a written request that the Issuer effect the registration under the Securities Act of not less than 15% of the outstanding Registrable Securities, and specifying the intended method of disposition thereof. The Issuer will promptly give written notice of such requested registration to all other Holders of Registrable Securities, and thereupon will use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of:

          (i) the Registrable Securities which the Issuer has been so requested to register by the Selling Investor; and

          (ii) all other Registrable Securities which the Issuer has been requested to register by any other Holder thereof by written request received by the Issuer within ten Business Days after the giving of such written notice by the Issuer (which request shall specify the intended method of disposition of such Registrable Securities);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; PROVIDED that:

          (x) the Issuer shall not be obligated to file a registration statement relating to a registration request pursuant to this Section 3.1 at any time during the six-month period immediately following the effective date of another registration statement filed pursuant to this Section 3.1(a) and, except as otherwise specifically provided herein, shall in no event be obligated to file more than six registration statements pursuant to this Section 3.1(a); and

          (y) with respect to any registration statement filed or to be filed pursuant to this Section 3.1, if the Board of Directors shall determine, in its good faith judgment, that to maintain the effectiveness of such registration statement or to permit such registration statement to become effective (or, if no registration statement has yet been filed, to file such a registration statement) would be significantly disadvantageous (a "DISADVANTAGEOUS CONDITION") to the Issuer or its stockholders in light of the existence, or in anticipation, of any acquisition or financing activity involving the Issuer or the unavailability for reasons beyond the Issuer's control of any required financial statements, the Issuer may, for a period of not more than 180 days from the date of the Board's determination, cause such registration statement to be withdrawn and the effectiveness of such registration statement to be terminated or, if no registration statement has yet been filed, elect not to file such registration statement.

Unless the Selling Investor shall consent in writing, no other party, including the Issuer (but excluding another Holder of Registrable Securities), shall be permitted to offer securities under any registration pursuant to Section 3.1(a). Promptly after the expiration of the ten Business Day period referred to in clause (ii) above, the Issuer shall notify all the Holders to be included in the registration of the other Holders and the number of shares of Registrable Securities requested to be included therein. The Selling Investor requesting a registration under this Section 3.1(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability (except as set forth in Section 3.1(c)) to any other Holder of Registrable Securities requested to be registered pursuant to clause
(ii) above, by providing a written notice to the Issuer revoking such request. If the Issuer determines to take any action pursuant to clause (y) above, the Issuer shall deliver a notice to the Selling Investor and to any other Holder selling Registrable Securities pursuant to an effective registration statement to such effect, and furnish to such persons a certified copy of the resolution of the Board of Directors authorizing such action, together with a general description of the applicable Disadvantageous Condition. Upon the receipt of any such notice, such persons shall forthwith discontinue use of the prospectus contained in such registration statement and, if so directed by the Issuer, shall deliver to the Issuer all copies of the prospectus then covering such Registrable Securities current at the time of receipt of such notice (or, if no registration statement has yet been filed, all drafts of the prospectus covering such Registrable Securities). If any Disadvantageous Condition shall cease to exist, the Issuer shall promptly notify the Selling Investor (and any other Holders who shall have ceased selling securities pursuant to an effective registration statement as a result of such Disadvantageous Condition) to such effect. The Issuer shall, if any registration statement shall have been withdrawn, at such time as it in good faith deems appropriate or, if earlier, at the end of the 180 day period referred to in clause (y) above, file a new registration statement covering the Registrable Securities that were covered by such withdrawn registration statement, and the effectiveness of such registration statement shall be maintained for such time as may be necessary so that the period of effectiveness of such new registration statement, when aggregated with the period during which such withdrawn registration statement was effective, shall be such time as may be otherwise required by this Agreement.

          (b) REGISTRATION STATEMENT FORM. If, pursuant to a registration request under this Section 3.1, (i) the Issuer proposes to effect registration by filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement), (ii) such registration is in connection with a Public Offering and (iii) the managing underwriter shall advise the Issuer in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

          (c) EXPENSES. The Issuer shall pay all Registration Expenses in connection with the registrations which are requested and become effective pursuant to this Section 3.1, and each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to a registration statement requested pursuant to this Section 3.1. The Issuer shall not be liable for Registration Expenses in connection with a registration that shall not have become effective due to a revocation by the Selling Investor requesting such registration under this Section 3.1, and such Registration Expenses shall be borne by the Selling Investor who initially requested and revoked such registration.

          (d) EFFECTIVE REGISTRATION STATEMENT. A registration requested pursuant to this Section 3.1 shall not be deemed to have been effected unless the registration statement relating thereto has become effective under the Securities Act.

          (e) SELECTION OF UNDERWRITERS. Subject to paragraph 3 of the MSLEF Sideletter, if any registration pursuant to this Section 3.1 is in the form of a Public Offering, the Selling Investor shall have the right to select the managing underwriter or co-managing underwriters for such Public Offering, which underwriter shall be reasonably acceptable to the Issuer.

          (f) PRIORITY PARTICIPATION IN REQUESTED REGISTRATIONS. If a registration pursuant to this Section 3.1 involves a Public Offering and the managing underwriter shall advise the Issuer that, in its view, the number of equity securities requested to be included in such registration (including securities which the Issuer requests to be included which are not Registrable Securities) exceeds the largest number of securities which can be sold without having an adverse effect on such offering (the "MAXIMUM OFFERING SIZE"), including the price at which such securities can be sold, the Issuer will include in such registration:

          (i)  first, the equity securities proposed to be sold by the Issuer;
     and

          (ii) second, the Registrable Securities requested to be included in such registration pursuant to Section 3.1(a)(i) and 3.1(a)(ii), allocated (if necessary) pro rata among such Holders on the basis of the relative number of shares of Registrable Securities each such Holder has requested to be included in such registration.

          (g) If at least 50% of the Registrable Securities requested to be registered by the Selling Investor are not included in such registration, then the Selling Investor may request that the Issuer effect an additional registration under the Securities Act of all or part of the Selling Investor's Registrable Securities in accordance with this Section 3.1 and subject to
Section 3.3, and the Issuer shall pay the Registration Expenses in connection with such additional registration.

          SECTION 3.2. INCIDENTAL REGISTRATION. (a) If the Issuer at any time proposes to register any of its equity securities (the "PRIORITY SECURITIES") under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Issuer, (iii) in connection with a direct or indirect acquisition by the Issuer of another person, or (iv) pursuant to Section 3.1) whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will each such time, subject to the provisions of Section 3.2(b), give prompt written notice to all Holders of record of Registrable Securities of its intention to do so and of such Holders' rights under this
Section 3.2, at least 30 days prior to the anticipated filing date of the registration statement relating to such registration. Any such notice shall offer all such Holders the opportunity to include in such registration such number of Registrable Securities as each such Holder may request. Upon the written request of any such Holder made within 20 days after the receipt of notice from the Issuer (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Issuer will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Issuer has been so requested to register by the Holders thereof, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered; PROVIDED that (i) if such registration involves a Public Offering, all Holders of Registrable Securities requesting to be included in the Issuer's registration must sell their Registrable Securities to the underwriters selected by the Issuer on the same terms and conditions as apply to the Issuer and (ii) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 3.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Issuer shall determine for any reason not to register such securities, the Issuer shall give written notice to all Holders of Registrable Securities and shall be relieved of its obligation to register any Registrable Securities in connection with such registration. If a registration pursuant to this Section 3.2(a) involves a Public offering, any Holder of Registrable Securities requesting to be included in such registration may elect, in writing not less than five Business Days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration. No registration effected under this Section 3.2 shall relieve the Issuer of its obligations to effect registrations upon request under Section
3.1. The Issuer will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.2, and each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to a registration statement effected pursuant to this Section 3.2.

          (b) PRIORITY IN INCIDENTAL REGISTRATIONS. If a registration pursuant to this Section 3.2 involves a Public Offering and the managing underwriter shall advise the Issuer that, in its view, the number of equity securities (including all Registrable Securities) which the Issuer, the Holders and any other persons (including holders of the Class C Common Stock) intend to include in such registration exceeds the Maximum Offering Size, the Issuer will include in such registration, in the priority listed below, securities up to the Maximum Offering Size:

          (i) first, Priority Securities to be sold for the Issuer's own account;

          (ii) second, Registrable Securities requested to be included in such registration by the Holders thereof pursuant to Section 3.2(a), allocated (if necessary) pro rata among such Holders on the basis of the relative number of shares of Registrable Securities each such Holder has requested to be included in such registration; PROVIDED that the number of Registrable Securities requested by any Holder to be included in such registration may be reduced by a proportion not to exceed the proportion by which the number of Registrable Securities requested by any other person to be included in such registration is reduced; and

          (iii) third, Priority Securities to be sold for the account of holders of Priority Securities other than the Issuer, with such priorities among them as the Issuer shall determine.

          SECTION 3.3. HOLDBACK AGREEMENTS. (a) If any registration of Registrable Securities shall be in connection with a Public Offering, each Holder of Registrable Securities agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 or any successor provision under the Securities Act, of any Registrable Securities, and not to effect any such public sale or distribution of any other equity security of the Issuer or of any security convertible into or exchangeable or exercisable for any equity security of the Issuer (in each case, other than as part of such Public Offering) during the fourteen days prior to, and during the 120 day period (or, in the case of an initial Public Offering, the 180 day period) beginning on, the closing date of such registration statement (except as part of such registration); PROVIDED that each Holder of Registrable Securities has received written notice of such registration at least two Business Days prior to the anticipated beginning of the fourteen day period referred to above.

          (b) If any registration of Registrable Securities shall be in connection with a Public Offering, the Issuer agrees (i) not to effect any public sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Issuer during the fourteen days prior to, and during the 120 day period (or, in the case of the initial Public Offering, the 180 day period) beginning on, the effective date of such registration statement (except as part of such registration) and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Issuer issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 under the Securities Act (except as part of any such registration, if permitted); PROVIDED that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.

          SECTION 3.4. REGISTRATION PROCEDURES. Whenever Holders request that any Registrable Securities be registered pursuant to Section 3.1 or 3.2, the Issuer shall, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

          (a) The Issuer will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Issuer then qualifies or which counsel for the Issuer shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period not less than 270 days.

          (b) The Issuer will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Holder and each underwriter, if any of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Issuer will furnish to such Holder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder.

          (c) After the filing of the registration statement, the Issuer will promptly notify each Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Issuer will use its best efforts (i) to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Holder of Registrable Securities covered by such registration statement reasonably (in light of such Holder's intended plan of distribution) requests and (ii) to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Issuer and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition of the Registrable Securities owned by such Holder; PROVIDED that the Issuer will not be required (x) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (y) to subject itself to taxation in any such jurisdiction or (z) to consent to general service of process in any such jurisdiction.

          (e) The Issuer will immediately notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each such Holder any such supplement or amendment.

          (f) The Issuer will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

          (g) The Issuer will make available for inspection by any Holder of Registrable Securities covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Issuer (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Issuer's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Issuer determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in tt)e securities of the Issuer or its Affiliates unless and until such is made generally available to the public. Each Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Issuer and allow the Issuer, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h) The Issuer will furnish to each Holder of Registrable Securities covered by such registration statement and to each underwriter, if any, a signed counterpart of (i) an opinion or opinions of counsel to the Issuer addressed to such holder and underwriter and (ii) a comfort letter or comfort letters from the Issuer's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of the Holders of the Registrable Securities included in such registration statement or the managing underwriter therefor reasonably requests. The Issuer will use its best efforts to have such comfort letter or comfort letters addressed to each such Holder and underwriter.

          (i) The Issuer will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

          (j) The Issuer will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Issuer are then listed.

          The Issuer may require each Holder of Registrable Securities included in such registration statement promptly to furnish in writing to the Issuer such information regarding the distribution of the Registrable Securities as the Issuer may from time to time reasonably request and such other information as may be legally required in connection with such registration.

          Each Holder agrees that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 3.4(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by
Section 3.4(e), and, if so directed by the Issuer, such Holder will deliver to the Issuer all copies of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Issuer shall give such notice, the Issuer shall extend the period during which the effectiveness of such registration statement shall be maintained (including the period referred to in Section 3.4(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.4(e) to the date when the Issuer shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 3.4(e).

          The Issuer shall not be liable for the failure of any such registration to become effective provided that the Issuer complies with its obligations hereunder.

          SECTION 3.5. INDEMNIFICATION BY THE ISSUER. The Issuer agrees to indemnify and hold harmless each Holder of Registrable Securities covered by a registration statement, its officers, directors and agents, and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Issuer by such Holder or on such Holder's behalf expressly for use therein; PROVIDED, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that the Issuer has provided such prospectus and it was the responsibility of such Holder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Issuer also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Holders provided in this Section 3.5.

          SECTION 3.6. INDEMNIFICATION BY HOLDERS OF REGISTRABLE SECURITIES. Each Holder of Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Issuer, its officers, directors and agents and each person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuer to such Holder, but only (i) with respect to information furnished in writing by such Holder or on such Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 3.5 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that it was the responsibility of such Holder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Holder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Issuer provided in this Section 3.6.

          SECTION 3.7. CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to
Section 3.1 or 3.2, such person (an "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

          SECTION 3.8. CONTRIBUTION. If the indemnification provided for in this Article III is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Issuer and the Holders of Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Issuer and such Holders on the one hand and the underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Issuer and such Holders on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Issuer on the one hand and each Holder of Registrable Securities covered by a registration statement on the other, in such proportion as is appropriate to reflect the relative fault of the Issuer and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and such Holders on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Issuer and the Holders bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Issuer and the Holders on the one hand and of the underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Holders or by the underwriters. The relative fault of the Issuer on the one hand and of each Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Issuer and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.
The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.8, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Holder's obligation to contribute pursuant to this
Section 3.8 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all the Holders and not joint.

          SECTION 3.9. PARTICIPATION IN PUBLIC OFFERING. No person may participate in any Public Offering hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

          SECTION 3.10. RULE 144 REPORTING. (a) With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which may permit the sale of Common Shares to the public without registration, issuer agrees to:

          (1) make and keep public information available as those terms are understood and defined in Rule 144 (including paragraph (c) (2) of such Rule);

          (2) file with the Commission in a timely manner reports and other documents, if any, required of Issuer under the Securities Act and the Exchange Act; and

          (3) furnish to the Holders forthwith upon request a written statement by Issuer as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (if applicable), a copy of the most recent annual or quarterly report of issuer filed with the Commission, if any, and such other reports and documents of Issuer and other information in the possession of or reasonably obtainable by Issuer as the Holders may reasonably request in availing themselves of any rule or regulation of the Commission allowing the Holders to sell securities without registration.

          (b) The Issuer agrees to provide to the Holders such information as is reasonably available to the Issuer in order to permit the Holders to sell Common Shares pursuant to Rule 144A of the Securities Act.

                                   ARTICLE IV

                         CORPORATE GOVERNANCE; COVENANTS

          SECTION 4.1. DESIGNATION OF DIRECTORS; CORPORATE ACTION. (a) Each of the Issuer and Culbro agrees to use its best efforts to cause two directors designated by MSD to be appointed to the Board of Directors and, upon the request of MSD, the board of directors of each Subsidiary of the Issuer. Each director so designated by MSD is referred to herein individually as a "MSLEF DIRECTOR" and together as the "MSLEF DIRECTORS". MSD shall be entitled but not required to designate from time to time one of the MSLEF Directors as the "MSLEF CONSENTING DIRECTOR" for the purposes set forth below. Each of the MSLEF Directors may be removed and replaced at any time with or without cause at the discretion of MSD. Culbro agrees that, upon the written request of MSD, it will use its best efforts (including in the case of directors of the Issuer designated by Culbro, replacing such directors) to cause the directors of the Issuer to vote the Issuer's stock in each Subsidiary of the Issuer to appoint, remove or replace the MSLEF Directors upon the request of MSD.

          (b) The Board of Directors shall at all times consist of ten members and the boards of directors of each Subsidiary of the Issuer shall at all times consist of ten members. In the event of an increase in the size of any such board, MSD will have the right to designate additional directors to be appointed to such board such that the number of directors designated by MSD shall be equal to the lesser of (i) the second largest number of directors designated by any stockholder or group of stockholders (directors of the Issuer nominated by the holders of the Series A Preferred, if any, and the Class C Common Stock will constitute a group for this purpose) or (ii) the largest number of directors which is not inconsistent with the rights of the holders of the Class C Common Stock; PROVIDED that , subject to the provisions set forth in Article IIA,
Section 6 of the certificate of incorporation of the Issuer, MSD shall have the right to appoint a majority of the members of the Board of Directors upon a Culbro Change of Control; and PROVIDED FURTHER that in the event Culbro ceases to hold a majority of the outstanding Common Shares or ordinary voting power of the Issuer, each of Culbro and MSLEF shall have the right to designate a number of directors on the Board of Directors (excluding for this purpose any directors of the Issuer nominated by the holders of the Series A Preferred and the Class C Common Stock) in proportion to its ordinary voting power. Culbro and the Issuer agree to use their best efforts to take all actions necessary to cause such directors designated by MSD to be appointed to the Board of Directors and the board of directors of each Subsidiary of the Issuer.

          (c) MSD shall have the right to appoint one member to each committee of the Board of Directors. Culbro and the Issuer agree to use their best efforts to take all actions necessary to appoint each such committee member.

          (d) Each of Culbro and the Issuer agrees, immediately upon request of MSD, to execute a shareholder consent with respect to the Issuer, or to vote its Common

Shares at, or nominate persons to be directors in connection with, any annual or special meeting of shareholders where action with respect to the election of directors is to be taken, or to cause the directors of the Issuer to execute a consent with respect to a Subsidiary of the Issuer or to vote the shares of such Subsidiary, in each case so as to give effect to the provisions of this Section 4.1.

          SECTION 4.2. ACTIONS REQUIRING CONSENT OF MSD. The Issuer shall not, and shall not (and shall cause its designees to the Board of Directors not to) permit any of its Subsidiaries to, and Culbro shall not cause the Issuer or any Subsidiary of the Issuer to, take any of the following actions without a favorable vote of MSD or the written consent of at least one MSLEF Director or, if a MSLEF Consenting Director has been designated, the consent of the MSLEF Consenting Director:

          (a) CHARTER AND BYLAWS. Alter, repeal, amend or adopt any provision of the certificate of incorporation, by-laws or other constituent documents of the Issuer or any Subsidiary of the Issuer;

          (b) DEBT. (A) (i) Incur, assume, or at any time be liable with respect to, any Debt, (ii) refinance or renew any Debt, (iii) discharge, repay (other than pursuant to regularly scheduled payments thereof) or cancel any Debt, other than (x) in the case of clause (i), pursuant to the Chemical Bank Agreement as in effect on the date hereof and (y) in the case of clauses (i),
(ii) and (iii), other Debt with an aggregate principal amount outstanding at any time equal to $1,500,000 or (B) enter into credit facilities or other financing arrangements other than those specifically permitted pursuant to this Section 4.2(b);

          (c) OTHER BUSINESS. Make any material change in the nature of the business of the Issuer and its Subsidiaries, taken as a whole;

          (d) ACCOUNTING; TAX. (i) Make any significant change in the financial accounting principles, or the accounting or tax policies (including making or changing any tax election or changing any annual tax accounting period), of the Issuer or its Subsidiaries from those in effect on the date hereof, except for changes required by generally accepted accounting principles or applicable law or regulation, (ii) remove or appoint the auditors of the Issuer or its Subsidiaries or (iii) approve annual financial statements of the Issuer or its Subsidiaries and any financial information with respect to the Issuer or its Subsidiaries to be filed with the Commission;

          (e) BUSINESS COMBINATION. Effect any merger, consolidation or any other business combination, or any reorganization recapitalization, reclassification, spin-off, partial or complete liquidation, extraordinary dividend, split-up, distribution to stockholders or combination of the securities of the Issuer or any Subsidiary of the Issuer or any other change in capital structure of the Issuer or any Subsidiary of the Issuer other than changes specifically permitted pursuant to Section 4.2(b);

          (f) SALE OF ASSETS. Sell, assign, lease, exchange, transfer or dispose of assets (by disposition of assets, stock or otherwise) of the Issuer or its Subsidiaries, in one transaction or a series of transactions, having a fair market value in the good faith determination of the Board in excess of $3 million during any twelve-month period, other than sales of inventory in the ordinary course of business;

          (g) ACQUISITIONS. Purchase or acquire for its own account any ownership interest in any Person or business, whether effected as a merger, a purchase, an acquisition of assets or a purchase, pooling or acquisition of capital stock or otherwise, other than any such ownership interest arising in connection with the satisfaction by a Third Party of a bad debt owing to the Issuer or a Subsidiary of the Issuer;

          (h) DISSOLUTION. (i) Dissolve or liquidate, or adopt any plan of dissolution or liquidation, (ii) consent to or commence any suit, proceeding or other action or file a petition or consent to a petition (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization of relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it, or (B) seeking appointment of a receiver, liquidator, assignee, trustee, custodian or other similar official for it or all or any substantial part of its assets, or (iii) make any assignment for the benefit of creditors, or (iv) admit in writing its inability to pay its debts generally as they become due, or (v) voluntarily dissolve itself or (vi) take any corporate action in furtherance of any such action other than, in the case of clauses (i) through (vi) above, in the case of Subsidiaries of the Issuer with a net worth, individually or in the aggregate, equal to $250,000 or less;

          (i) TRANSACTIONS WITH AFFILIATES. Except as expressly contemplated by the Asset Purchase Agreement or any Ancillary Agreement, directly or indirectly do any of the following: lease, sell or transfer any property or services to or lease or purchase any property or services from, make any investment in, make any loan or advance to, or receive any loan, advance or investment from, incur or suffer any lien, liability, or obligation to, or guaranty, extend credit for, or suffer any liability for any obligation of, or modify the terms of any existing transaction or arrangement with, or engage in any other transaction or arrangement with, or commit to such a transaction or arrangement with, the Issuer or any Affiliate of the Issuer; PROVIDED that the foregoing provisions of this Section 4.2(i) shall not prohibit (i) the Issuer or any Subsidiary of the Issuer from declaring or paying any lawful dividend otherwise permitted to be made without the consent of MSLEF or MSD pursuant to the terms hereof, (ii) any transactions OR ARRANGEMENTS (including purchases or sales) set forth on the DISCLOSURE SCHEDULE to the Asset Purchase Agreement or specifically permitted by the certificate of incorporation of the Issuer in effect on the date hereof, (iii) any transaction or arrangement between the Issuer and any wholly-owned Subsidiary of the Issuer or (iv) the refinancing with Philip Morris or an Affiliate of Philip Morris of $8 million principal amount of the Mortgage on terms and conditions to include interest payable at the rate of 10% per annum and payments of principal equal to $500,000 per annum with the balance to be paid at maturity.

          (j) STOCK ISSUANCE AND REPURCHASE. Issue, sell, dividend, redeem, convert, exchange, repurchase, cancel, retire or otherwise dispose of any shares of its capital stock, phantom equity or similar rights or interests or any warrants, options or other rights to purchase, substitute for or acquire shares of capital stock, phantom equity or similar rights or interests or securities convertible into or exchangeable for any shares of capital stock, phantom equity or similar rights or interests of the Issuer or any of its Subsidiaries, except
(i) upon the conversion, exchange or redemption of the Class C Common Stock, the Series A Preferred Stock or the Subordinated Note or as otherwise contemplated by this Agreement or the Ancillary Agreements, (ii) options issued to purchase Common Shares, and Common Shares issued upon exercise of such options, pursuant to option plans of the Issuer in effect on the date hereof or (iii) any phantom equity issued pursuant to the agreement dated January 24, 1994 between the Issuer and Mr. Bane.

          (k) CHIEF EXECUTIVE OFFICER. (i) appoint or remove the chief executive officer of the Issuer or (ii) adopt, enhance, implement or modify to any material extent any incentive or other compensation arrangement (including base salary and option or bonus plans), benefit plan or arrangement, or other term of employment of or relating to the chief executive officer of the Issuer;

          (l) COMMITTEES. Establish any committee of the Board of Directors or the board of directors of any Subsidiary of the Issuer or pay fees to members of such committees, other than as previously approved by MSLEF or MSD pursuant to the terms hereof;

          (m) LITIGATION. Institute, terminate or settle material litigation with a Third Party;

          (n) CAPITAL EXPENDITURES. Make or commit to make (i) any individual capital expenditure project (regardless of duration) in excess of $7 million or
(ii) capital expenditures during any fiscal year in excess of an aggregate of $7 million per annum (excluding any capital expenditures previously approved as an exception to the prohibition set forth in clause (i) above);

          (o) ACQUISITION OF ASSET OR BUSINESS. Purchase or acquire from any other Person assets or a business, other than purchases of inventory and supplies in the ordinary course of business other than purchases or acquisitions specifically permitted or otherwise approved pursuant to the terms of this
Section 4.2;

          (p) MATERIAL CONTRACTS. Enter into or amend any contract, agreement or obligation (including any credit facility or debt security) which creates a liability or involves payments (or is reasonably expected to create a liability or involve payments) in excess of (i) $75,000,000, in the case of contracts, agreements or obligations for the purchase or sale of inventory in the ordinary course of business, (ii) $3,000,000, in the case of any other contract, agreement or obligation or (iii) which otherwise is material to the Issuer or any of its Subsidiaries;

          (q) DIVIDENDS. (i) Except as provided in Section 4.4(d), pay or declare dividends or distributions on the capital stock of the Issuer or any of its Subsidiaries or (ii) establish or modify policies with respect to dividends; and

          (r) OTHER TRANSACTIONS. Enter into any other agreement, arrangement or transaction which is material to the Issuer and its Subsidiaries, taken as a whole, other than agreements, arrangements or transactions which (i) pursuant to the terms hereof are specifically permitted without prior approval pursuant to this Section 4.2 or (ii) previously have been approved pursuant to this Section 4.2.

The Issuer shall use its best efforts to give to MSD, the MSLEF Directors or the MSLEF Consenting Director, as the case may be, actual notice that the consent of such Person is being solicited in connection with the requirements of this
Section 4.2. Such Person shall use its best efforts to grant such consent (or to indicate that such consent is being withheld) as soon as possible but no later than 20 days following delivery of such notice.

          SECTION 4.3. CERTAIN AGREEMENTS. (a) The parties hereto agree that MSD shall have the right to review with senior management of the Issuer and its Subsidiaries the annual business plans, and budget and longer-term strategic plans, of the Issuer and its Subsidiaries prior to their submission to the Board of Directors or the board of directors of any such Subsidiary.

          (b) The Issuer will hold, and will use its best efforts to cause their Affiliates, officers, directors, employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law all confidential documents and information concerning the Agreement of even date herewith between MSD and Nicotiana Enterprises, Inc. ("NEI"), NEI or its Affiliates furnished to such Person except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Person, (ii) in the public domain through no fault of such Person or (iii) later lawfully acquired by such Person from sources other than NEI or any of its Affiliates or any of their stockholders, partners, officers, directors, employees, agents or representatives; PROVIDED that any Person may disclose such information to the stockholders, officers, directors, employees, agents or representatives of such Person or Affiliate in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such Person of the confidential nature of such information and are directed by such Person to treat such information confidentially.

          (c)  If the refinancing of the Mortgage referred to in Section 4.2(i)
(iv) is not consummated within 120 days following the Closing Date, Culbro and the Issuer will cause the Mortgage to be amended to extend the maturity date to seven years following the Closing Date and to require that MSLEF consent to prepayments and refinancings thereof; PROVIDED that no such consent shall be required in connection with any such refinancing on terms not materially worse to Buyer than those in effect on the date hereof with a maturity of not less than seven years and containing a call feature payable at par.

          (d) As soon as practicable following the end of each calendar month and each fiscal quarter, the Issuer shall cause to be prepared and delivered to MSD a financial reporting package containing operating data and financial information for the Issuer in respect of such month or quarter, as the case may be, which is of a type and in a format similar to that previously provided to Culbro.

          SECTION 4.4. EXCHANGE OF CULBRO NOTE; SERIES B REDEMPTION. (a) Subject to Section 4.4(b), the Issuer hereby agrees that, upon the occurrence of a Series B Redemption Event, it shall redeem all shares of Series B Preferred then outstanding at the redemption price and in the manner set forth in the certificate of incorporation of the Issuer.

          (b) The Issuer hereby agrees that it shall provide 30 days prior written notice of the anticipated occurrence of a Series B Redemption Event; PROVIDED that if the Issuer receives less than 30 days' prior notice of a mandatory redemption of the type described in clauses (iii) through (vi) of the definition of "Series B Redemption Event", the Issuer shall notify MSD of such redemption immediately upon receipt of such notice by the Issuer.

          (c) Immediately following any redemption of the Series B Preferred, MSD will pay to Culbro an amount in cash equal to (i) the Culbro Percentage MULTIPLIED BY (ii) the aggregate amount in cash received by MSD in connection with such redemption of the Series B Preferred plus any dividends in respect of the Series B Preferred previously received by MSD; PROVIDED THAT in no event shall such amount exceed the Accrued Dividend Amount (as reduced by any amount of such Accrued Dividend Amount previously paid to Culbro).

          (d) Immediately (or, if possible, 48 hours) prior to any exchange of the Culbro Note other than any Designated Exchange, the Issuer shall, and Culbro shall cause the Issuer to, declare, and set a record date prior to such exchange with respect to, the payment of all accrued and unpaid dividends on all of the shares of Series B Preferred (or, in the case of a partial exchange, on the Series B Preferred to be redeemed) to the extent funds are legally available for the payment of dividends and subject to the provisions of the Custody and Pledge Agreement of even date herewith among Culbro, MSD, the Issuer and the Custodian.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF CULBRO AND THE ISSUER

          Each of Culbro and the Issuer, as to itself, represents and warrants to MSD as of the date hereof that:

          SECTION 5.1. CORPORATE EXISTENCE AND POWER. (a) Such Person is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Such Person has heretofore delivered to MSD and MSLEF true and complete copies of its certificate of incorporation and bylaws as currently in effect.

          (b) Each Subsidiary of the Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by such Person of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a valid and binding agreement of such Person.

          SECTION 5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by such Person of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 5.4. NON-CONTRAVENTION. The execution, delivery and performance by such Person of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of such Person, (ii) assuming compliance with the matters referred to in Section 5.3, violate any applicable law, rule, regulation judgment, injunction, order or decree, (iii) require any consent or other action by any Person under or constitute a default under, any agreement or other instrument binding such

Persons or (iv) result in the creation or imposition of any Lien on any asset of such Person except, in the case of clauses (ii), (iii) and (iv), to the extent that any such violation would not, individually or in the aggregate, have a Material Adverse Effect.


                                   ARTICLE VI

                               REPRESENTATIONS AND
                                WARRANTIES OF MSD

     MSD represents and warrants to Culbro and the Issuer as of the date hereof that:

          SECTION 6.1. CORPORATE EXISTENCE AND POWER. (a) MSD is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. MSD has heretofore delivered to Culbro and the Issuer true and complete copies of its certificate of incorporation and bylaws as currently in effect.

          (b)  MSD has no Subsidiaries.

          SECTION 6.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by MSD of this Agreement are within its powers and have been duly authorized by all necessary action on its part. This Agreement constitutes a valid and binding agreement of MSD.

          SECTION 6.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by MSD of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 6.4. NON-CONTRAVENTION. The execution, delivery and performance by MSD of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of (ii) assuming compliance with the matters referred to in Section 6.3, violate any applicable law, rule, regulation judgment, injunction, order or decree, (iii) require any consent or other action by any Person under or constitute a default under, any agreement or other instrument binding upon MSD or (iv) result in the creation or imposition of any Lien on any asset of MSD except, in the case of clauses
(ii), (iii) and (iv), to the extent that any such violation would not, individually or in the aggregate, have a Material Adverse Effect.


                                  ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.1. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

          SECTION 7.2. NO INCONSISTENT AGREEMENTS. The Issuer will not hereafter enter into any agreement with respect to its securities which is inconsistent with or grant rights superior to the rights granted to the Holders of Registrable Securities in this Agreement. The Issuer has not previously entered into any agreement with respect to any of its debt or equity securities granting any registration rights to any Person.

          SECTION 7.3. FRUSTRATION OF PURPOSE; ADMINISTRATION OF AGREEMENT. No Holder may do directly or indirectly that which is prohibited by this Agreement. The Board of Directors shall have general authority to administer the terms of this Agreement.

          SECTION 7.4. ENTIRE AGREEMENT. This Agreement, the Asset Purchase Agreement, the Securities Purchase Agreement, and the other agreements referred to herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Purchase Agreement, the Securities Purchase Agreement, and the other agreements referred to herein and therein supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

          SECTION 7.5. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier) and shall be given to such party at its address or telecopier number set forth on the signature page hereof, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          SECTION 7.6. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state.

          SECTION 7.7. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          SECTION 7.8. AGREEMENT TO BE BOUND. No transfer of securities of the Issuer otherwise permitted pursuant to Article II (other than transfers pursuant to Article III or any other Public Offering, pursuant to Rule 144, to a Permitted Transferee or to the Issuer) shall be effective unless (i) the certificates representing such securities issued to such transferee shall bear the legend set forth in Section 2.2, if required by such Section and (ii) prior to such transfer, such transferee shall have executed and delivered to the Issuer an instrument or instruments substantially in the form of Exhibit A hereto confirming that the transferee has agreed to be bound, to the same extent and in the same manner as the transferor, by the terms of this Agreement, a copy of which instrument shall be maintained on file with the Secretary of the Issuer and shall include the address of such transferee to which notices hereunder shall be sent.

          SECTION 7.9. TERMINATION. This Agreement shall terminate and be of no further force or effect upon the tenth anniversary of the date hereof.

          SECTION 7.10. SURVIVAL OF PROVISIONS. The representations and warranties contained in this Agreement shall survive and remain in full force and effect in accordance with their terms until the first anniversary of the date hereof; PROVIDED that no representation or warranty shall survive the date hereof if the party to whom such representation or warranty is made has knowledge of facts on the date hereof that would cause such representation or warranty not be true on such date.

          SECTION 7.11. SUCCESSORS, ASSIGNS, TRANSFEREES. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Issuer or any Holder, except in connection with a transfer of securities of the Issuer pursuant to the terms hereof; PROVIDED that MSD may assign any of its rights, remedies, obligations or liabilities hereunder to (or exercise any of the foregoing jointly with) an Affiliate of MSD without the consent of the other parties hereto.

          SECTION 7.12. AMENDMENTS; WAIVERS. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing-and is signed, in the case of an amendment, by each party to this Agreement (or, in the case of an amendment to any provision of Article IV, by Culbro, the Issuer and MSD), or in the case of a waiver, by the party against whom the waiver is to be effective.

          SECTION 7.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

          SECTION 7.14. RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Common Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Common Shares or any other change in capital structure of the Issuer, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

          SECTION 7.15. REMEDIES. The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the parties would be irreparably harmed and could not be made whole by monetary damages. Each party hereto accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (ii) that the parties agree, in addition to any other remedy to which they may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   CULBRO CORPORATION


                                   By /s/ A. Ross Wollen
                                     -------------------------------------------
                                      Name:  A. Ross Wollen
                                      Title: Senior Vice President
                                      387 Park Avenue South
                                      New York, NY  10016
                                      Telephone:    (212) 561-8700
                                      Telecopier:   (212) 561-8791


                                   THE ELI WITT COMPANY


                                   By /s/ Jay M. Green
                                     -------------------------------------------
                                   Name:  Jay M. Green
                                      Title: Chairman
                                      Address:   P.O. Box 1909
                                                 Tampa, FL 33601
                                      Telephone:    (813) 623-6502
                                      Telecopier:   (813)


                                   MS DISTRIBUTION, INC.


                                   By /s/ Larry Sorrel
                                     -------------------------------------------
                                      Name:  Larry Sorrel
                                      Title: Vice President
                                      Address: c/o The Morgan
                                               Stanley Leveraged
                                               Equity Fund II, L.P.
                                               1251 Avenue of the
                                                 Americas
                                               New York, NY 10020
                                      Telephone:    (212) 703-8736
                                      Telecopier:   (212) 703-7951

                                                                       EXHIBIT A


                          FORM OF AGREEMENT TO BE BOUND




                                             [Date]


To the Parties to the
     Shareholders Agreement
     dated as of April 25, 1994

Dear Sirs:

          Reference is made to the Shareholders Agreement dated as of April 25, 1994 (the "SHAREHOLDERS AGREEMENT") among Culbro Corporation, The Eli Witt Company, MS Distribution, Inc. and each other Person who shall become a party to the Shareholders Agreement as provided therein. Capitalized terms used herein and not defined have the meanings ascribed to them in the Shareholders Agreement.

          In consideration of the representations, covenants and agreements contained in the Shareholders Agreement, the undersigned hereby confirms and agrees that it shall be bound, to the same extent and in the same manner as the transferor, by all of the provisions thereof.

          This letter shall be construed and enforced in accordance with the laws of the State of New York.

                              Very truly yours,


                              ----------------------------------------